UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2011

Saul Centers, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-12254	52-1833074
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland		20814-6522
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code

(301) 986-6200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 9, 2011, Saul Centers, Inc. (the “Company”) entered into agreements with Kentlands Retail, Inc., Severna Retail, Inc. and Cranberry Retail, Inc., to acquire three shopping center properties known as Kentlands Square in Gaithersburg, Maryland, Severna Park Marketplace in Severna Park, Maryland and Cranberry Square in Westminster, Maryland, for an aggregate purchase price of $168.5 million (the “Property Acquisition”).

Also on August 9, 2011, in connection with the Property Acquisition, the Company and Saul Holdings Limited Partnership (“Saul Holdings”) entered into an agreement (the “Purchase Agreement”) with B.F. Saul Real Estate Investment Trust (“Saul Trust”) for the purchase and sale of shares of the Company’s common stock, par value $0.01 per share (“Shares”) and units of limited partnership interests in Saul Holdings (“Units”) with an aggregate value of $55.8 million. The Purchase Agreement provides that the price per Share and per Unit shall be equal to the average closing prices of the Company’s common stock listed on the New York Stock Exchange for the five trading days ending with the trading day immediately preceding the date of closing of the Property Acquisition (the “Purchase Price”).

Item 2.01. Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 above with respect to the completion of the Property Acquisition is incorporated herein by reference.

On September 23, 2011, the Company completed the Property Acquisition. The Property Acquisition was financed with $60.0 million from two secured-bridge loans, a $38.0 million non-recourse permanent loan, approximately $17.1 million in cash and borrowings from the Company’s line of credit and $55.8 million through the sale the Shares and Units described above.

The two secured-bridge loans, with an aggregate value of $60.0 million, each have an initial term of six months and accrue interest at a rate equal to LIBOR plus 175 basis points. The $38.0 million non-recourse permanent loan is secured by the Severna Park Marketplace property and has a 15-year term that requires monthly principal and interest payments based upon a 4.30% interest rate and 25-year amortization schedule.

The Property Acquisition adds 635,000 square feet of leasable area, approximately 98% of which is currently leased, to the Company’s real estate portfolio.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above with respect to the offer and sale of Shares to Saul Trust pursuant to the Purchase Agreement is incorporated herein by reference.

On September 23, 2011, the Company closed the issuance and sale of the Shares and Units pursuant to the Purchase Agreement. The Shares and Units were sold a purchase price of approximately $33.12 per Share and per Unit. The Company raised an aggregate of $55.8 million through the equity offering, generating approximately $6.2 million from the issuance of the 186,968 Shares and approximately $49.6 million from the sale of 1,497,814 Units.

The Company is offering and selling the Shares and Units as a private placement pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. The Company relied on the representations made by Saul Trust that it is an “accredited investor” as defined in Rule 501 of Regulation D and the fact that the offer and sale of the Shares was a transaction by an issuer not involving a public offering.

Item 9.01. Financial Statements and Exhibits

(a) and (b) financial statements of businesses acquired and pro forma financial information

The financial statements and pro forma financial information required by Item 9.01(a) and Item 9.01(b) are currently being prepared. The Company will file the required financial statements and pro forma financial information under the cover of Form 8-K/A as soon as practicable, but in no event later than December 5, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAUL CENTERS, INC.

By:	/s/ Scott V. Schneider
Name:	Scott V. Schneider
Title:	Senior Vice President and Chief Financial Officer

Dated: September 27, 2011